Exhibit 99.1

For Immediate Release
March 27, 2023

Greenidge Generation Appoints Jordan Kovler to Board of Directors

FAIRFIELD, CT – March 27, 2023 – Greenidge Generation Holdings Inc. (NASDAQ: GREE) (“Greenidge”), a vertically integrated cryptocurrency datacenter and power generation company, has appointed Jordan Kovler, a seasoned leader in investor relations and corporate governance with two decades of leadership at advisory firms, to its Board of Directors, effective March 22, 2023.

Throughout his career, Mr. Kovler has designed and implemented solutions to special corporate situations, consulting on contested board elections, mergers and acquisitions, investor relations, and corporate governance and communications practices. In 2016, he co-founded a consulting and proxy solicitation firm, HKL & Co., LLC. The firm provides strategic counsel for issuers and investors, and call center services focused predominantly on large municipalities. Most recently, he has worked with numerous Web3 companies, serving in advisory roles at Genesis Block, Tactical Block Ventures and others. Passionate about stakeholder engagement and transparency, Mr. Kovler is highly regarded in the Web3 space due to his thoughtful approach to growing and managing companies. Previously, he worked at D.F. King & Co., Inc. a proxy solicitation firm, in progressively senior roles, including as Senior Vice President.

“Jordan brings much more than an impressive track record in investor relations – he brings an authentic, contagious passion for innovation and stakeholder outreach,” said Dave Anderson, Greenidge’s Chief Executive Officer. “At this moment in our journey, we are moving past the recent challenges that confronted the crypto industry and solidifying our position, and Jordan’s decision to join our Board further demonstrates why we are so optimistic about our future.”

“Greenidge has an exceptional reputation in the cryptocurrency industry, making this a very compelling opportunity,” said Mr. Kovler. “I look forward to helping Greenidge’s Board build upon its momentum.”

A frequent speaker on investor relations and corporate governance, Mr. Kovler is also an active member of his community, volunteering for numerous nonprofits. He holds a Bachelor of Arts in economics from Trinity College in Hartford, CT.

About Greenidge Generation Holdings Inc.
Greenidge Generation Holdings Inc. (NASDAQ: GREE) is a vertically integrated cryptocurrency datacenter and power generation company.

For further information, please contact:

Investor Relations
investorrelations@greenidge.com

Media Inquiries
media@greenidge.com

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